SERVISFIRST BANCSHARES, INC.

3300 Cahaba Road, Suite 300
Birmingham, Alabama 35223

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held at 5:00 p.m., May 28, 2009.

As part of our efforts to cut unnecessary expenses and conserve the environment, ServisFirst Bancshares, Inc. has elected to provide Internet access to the proxy statement and annual report rather than mailing paper reports. This reduces postage and printing expenses and paper waste. The proxy statement and annual report are available at:
http://www.cfpproxy.com/6547

The 2009 Annual Stockholders Meeting for ServisFirst Bancshares, Inc. will be held at Vulcan Park Center located at 1701 Valley View Drive, Birmingham, Alabama 35209 on Thursday, May 28, 2009, at 5:00 p.m., Birmingham local time. The Annual Meeting is for the purpose of considering and acting upon:

1. -the election of six nominees to serve on our board of directors until the next Annual Meeting of stockholders and until their successors are duly elected and qualified;

2. -the ratification of the appointment of Mauldin & Jenkins, LLC as ServisFirst Bancshares, Inc.’s independent registered public accounting firm for the year ending December 31, 2009;

3. -the approval of the ServisFirst Bancshares, Inc. 2009 Stock Incentive Plan which sets aside a total of 425,000 shares of common stock; and

 4. -such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

Our board of directors is not aware of any other such business. Stockholders of record at the close of business on April 3, 2009 are the stockholders entitled to vote at the Annual Meeting..

The Board of Directors of ServisFirst Bancshares, Inc. recommends voting for the above proposals.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

You may vote on-line, by phone, by mail or in person. If you wish to vote on-line or by phone, you will need your Stockholder Control Number which can be found in the bottom right hand corner of your proxy card, the web address and toll-free phone number. No other personal information will be required in order to vote in this manner. If you wish to vote by mail, simply cast your vote on the enclosed proxy card sign and return it in the accompanying Business Reply Envelope. If you wish to vote in person at the Annual Meeting, simply check the box on the proxy card indicating that you plan to attend the Annual Meeting. We ask that you cast your vote promptly. Thank you for your continued support!

If you want to receive a paper copy of these documents, you can request one at anytime. There is no charge to you for requesting a copy. Please make your request for a copy of these reports by May 18, 2009 to ensure delivery before the shareholder meeting.

To request a paper copy of these items, you will need your Stockholder Control Number that can be found in the lower right hand corner of your proxy card. Then, either:

➢   Call our toll-free number, (800) 951-2405; or
➢ Visit our website at http://www.cfpproxy.com/6547; or
➢ Send us an email at fulfillment@rtco.com.

and enter the Stockholder Control Number when prompted or, if you send us an email, enter it in the subject line.